RARITAN BANCORP INC.
                          454 ROUTE 28
                  BRIDGEWATER, NEW JERSEY 08807
                         (908) 231-8100

                                             March 25, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Raritan Bancorp Inc. (the "Company") to be held at the Raritan Valley Country Club, State Highway No. 28, Somerville, New Jersey on Wednesday, April 22, 1998 at 10:00 a.m., New Jersey time.

     As described in the enclosed Proxy Statement, matters scheduled to be presented for shareholder action at the Annual Meeting include the election of two directors, the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, and the ratification of the appointment of independent auditors for the year ending December 31, 1998. During this meeting, we will also report on the operations of The Raritan Savings Bank (the "Bank"), the wholly-owned subsidiary of the Company. Detailed information concerning the activities and operating performance of the Company and the Bank during the year ended December 31, 1997 is contained in our Annual Report, which is enclosed. Directors and officers of the Company, as well as representatives of our independent auditors, will be present to respond to any questions which shareholders may have.

     We hope you will be able to attend this meeting in person.
Whether or not you expect to attend, we urge you to sign, date and return the enclosed Proxy Card so that your shares will be represented.

     On behalf of the Board of Directors and all of the employees of the Company and the Bank, I wish to thank you for your support and interest. I look forward to seeing you at the Annual Meeting.

                              Sincerely,


                              /s/ Arlyn D. Rus
                              -----------------------
                              Arlyn D. Rus
                              Chairman of the Board, President
                              and Chief Executive Officer

                      RARITAN BANCORP INC.
                          454 ROUTE 28
                  BRIDGEWATER, NEW JERSEY 08807
                         (908) 231-8100

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON APRIL 22, 1998


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Raritan Bancorp Inc. (the "Company") will be held at the Raritan Valley Country Club, State Highway No. 28, Somerville, New Jersey on Wednesday, April 22, 1998 at 10:00 a.m., New Jersey time, for the following purposes:

     1. The election of two directors for a term of three years each;

     2.   The approval of an amendment to the Company's
Certificate of Incorporation to increase the number of authorized shares of Common Stock;

     3. The ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December
31, 1998; and

     Such other matters as may properly come before the Annual
Meeting or any adjournments thereof.

     Pursuant to the Bylaws of the Company, the Board of Directors has fixed March 9, 1998 as the voting record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only holders of the Common Stock of the Company as of the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Annual Meeting will be available at 454 Route 28, Bridgewater, New Jersey, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the meeting itself.

                              By Order of the Board of Directors


                              /s/ Helen J. Frangelli
                              -----------------------------------
                              Helen J. Frangelli
                              Secretary
Bridgewater, New Jersey
March 25, 1998

     EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE
ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE
ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID
ENVELOPE.

                      RARITAN BANCORP INC.
                          454 ROUTE 28
                  BRIDGEWATER, NEW JERSEY 08807
                         (908) 231-8100

                    _________________________

                         PROXY STATEMENT
                    _________________________

                 ANNUAL MEETING OF SHAREHOLDERS
                         April 22, 1998
                    _________________________


Solicitation and Voting of Proxies

     This Proxy Statement is being furnished to shareholders of Raritan Bancorp Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Raritan Valley Country Club, State Highway No. 28, Somerville, New Jersey on Wednesday, April 22, 1998 at 10:00 a.m., New Jersey time, and any adjournments thereof. The 1997 Annual Report to Shareholders, including the consolidated financial statements of the Company for the year ended December 31, 1997, accompanies this Proxy Statement and Proxy Card, which are first being mailed to shareholders on or about March 25, 1998.

     Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed Proxy Card and returning it, signed and dated, in the enclosed postage-paid envelope. Shareholders are urged to indicate the way they wish to vote in the spaces provided on the Proxy Card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, signed proxies will be voted FOR the election of each of the nominees for director named in this Proxy Statement, FOR the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, and FOR the ratification of KPMG Peat Marwick LLP as independent auditors of the Company for the year ending December 31, 1998.

     The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares in accordance with their best judgement on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

     A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

     The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. Proxies may also be solicited personally or by mail or telephone by the Company's Directors, officers and regular employees, without additional compensation therefor. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so. The Company has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist the Company in the solicitation of proxies for the Annual Meeting, for a fee of $4,500, plus out-of-pocket expenses.

Voting Securities

     The securities which may be voted at this Annual Meeting consist of shares of common stock of the Company, par value $.01 per share (the "Common Stock"), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. The close of business on March 9, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The total number of shares of the Company's Common Stock outstanding on the Record Date (exclusive of Treasury shares) was 2,388,289 shares.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum at this Annual Meeting. In the event there are not sufficient votes for a quorum at the time of this Annual Meeting, or to carry any matter as recommended by the Board, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     In accordance with the provisions of the Company's Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. The Company's Certificate of Incorporation authorizes the Board of Directors
(i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.

Voting Procedures and Method of Counting Votes

     As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote FOR the election of the nominees proposed by the Board, or to WITHHOLD AUTHORITY to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, by checking the appropriate box, a shareholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on such item. Under the Delaware General Corporation Law, the approval of this matter shall be determined by a majority of the votes entitled to be cast. Accordingly, broker non-votes and proxies marked "ABSTAIN" will be counted as votes against this item.

     As to the ratification of KPMG Peat Marwick LLP as independent auditors of the Company, by checking the appropriate box, a shareholder may: (i) vote FOR the item; (ii) vote AGAINST the item; or (iii) ABSTAIN from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked "ABSTAIN."

     Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board, who will not be employed by, or a director of, the Company or any of its affiliates.

Security Ownership of Certain Beneficial Owners

     Persons and groups owning in excess of 5% of the Company's Common Stock are required to file certain reports regarding such ownership with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth information as of the Record Date, as to shares of Common Stock beneficially owned by each person who was the owner of more than five percent (5%) of the Company's outstanding shares of Common Stock as of March 9, 1998.


Amount and Nature
Name and Address              of Beneficial      Percent
of Beneficial Owner             Ownership       of Class
--------------------------------------------------------

Raritan Savings Bank Employee     220,977 (1)    9.3%
   Stock Ownership Plan
454 Route 28
Raritan, New Jersey

Arlyn D. Rus                      223,495 (2)    9.1
c/o Raritan Bancorp Inc.
454 Route 28
Raritan, New Jersey

Thomas F. Tansey                  124,211 (3)    5.1
c/o Raritan Bancorp Inc.
454 Route 28
Raritan, New Jersey

_____________________________
(1) The ESOP Administrative Committee, consisting of outside directors of the Bank, administers the Bank's Employee Stock Ownership Plan (the "ESOP"). Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee as directed by the Administrative Committee. The Administrative Committee shall vote the unallocated shares in a manner that reflects the directions received from employees as to allocated shares, unless their fiduciary duties require otherwise. As of the Record Date, 188,527 shares of Common Stock were allocated under the ESOP and 32,450 shares remained unallocated.
(2) Includes options to purchase 78,625 shares of Common Stock which are exercisable within 60 days of the Record Date. Also includes 18,000 shares granted under the 1997 Stock Benefit Plan subject to future vesting but as to which voting may currently be directed and 24,366 shares allocated to Mr. Rus' account under the ESOP.
(3) Includes options to purchase 52,625 shares of Common Stock which are exercisable within 60 days of the Record Date. Also includes 17,171 shares allocated to Mr. Tansey's account under the ESOP.

         PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

               PROPOSAL 1 - ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, the number of Directors is currently set at six. Each of the members of the Board of Directors of the Company also serves on the Board of Directors of The Raritan Savings Bank (the "Bank"), the Company's wholly-owned subsidiary. Directors are elected for staggered terms of three years each, with the term of office of only one class of Directors expiring in each year. Directors serve until their successors are elected and qualified.

     The nominees proposed by the Board for election at the Annual Meeting are Peter S. Johnson and Arlyn D. Rus. Each of these nominees is presently a Director of the Company. Set forth below is certain information concerning the nominees and the other members of the Board as of March 9, 1998. The Board believes that such nominees will stand for election and will serve if elected as Director. However, if any of the nominees proposed by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
       ELECTION OF THE NOMINEES WHOSE NAMES APPEAR BELOW.


                            NOMINEES


                            NOMINEES

                                          Term to Expire      Amount and Nature of
Name, Principal Occupation and     Following The Year     Beneficial Ownership     Percent
Business Experience for Past 5 Years    Ending December 31,         of Stock (1)        of Class


Peter S. Johnson, Age 55           2000            35,650(2)               1.5
 Mr.  Johnson has served as a Director of the
 Company and the Bank since August, 1996.
 He is a partner in the public accounting
 firm of Gillen & Johnson PA and is the former
 Chairman of the Board of Manville Savings Bank.

Arlyn D. Rus, Age 57               2000       223,495(3)              9.1
 Mr. Rus has served as Chairman, President
 and Chief Executive Officer of the Company
 since its formation in 1987.  He has served
 as Director, President and Chief Executive
 Officer of the Bank since 1971.  Mr. Rus
 currently serves as a member of the Board
 of Directors of the Savings and Community
 Bankers of New Jersey, and as Chairman
 of the Board of Directors of Somerset
 Health Care Corporation.

                                CONTINUING DIRECTORS

William T. Anderson, M.D., Age 62                 1998            41,568(2)(4)           1.7%
 Dr. Anderson has served as a Director
 of the Bank since 1981 and of the
 Company since its formation in 1987.
 He is a physician with a family practice
 at Anderson and Jobanputra, M.D.  He is
 also a director of Somerset Health
 Care Affiliates.

William W. Crouse, Age 55                         1998            17,650(2)               .7%
 Mr. Crouse has served as a Director of the
 Company and the Bank since April, 1995.
 He is Vice Chairman and General Partner
 of HealthCare Investment Corporation, and
 he has 25 years experience in the health
 care industry.

William T. Kelleher, Jr., Age 46        1999            53,698(2)(5)            2.2%
 Mr. Kelleher, Jr. has served as a Director
 of the Bank since 1983 and of the Company
 since its formation in 1987.  He is a partner
 in the law  firm of Kelleher and Moore, and
 has been a municipal court judge in the
 Borough of Somerville (New  Jersey) since
 1983 and in the Township of Branchburg since
 1990.

Thomas F. Tansey, Age 53           1999           124,211(6)               5.1
Mr. Tansey has served as Executive Vice
President, Chief Operating Officer and
Treasurer of the Company since its formation
in 1987.  He has served as Executive Vice
President, Chief Operating Officer and
Treasurer of the Bank since May 1984.
He has served as a Director of the Bank
since January, 1986 and of the Company
since its formation in 1987.

                                              NAMED EXECUTIVE OFFICER NOT A DIRECTOR

John J. Lukens, Age 50             --              21,324(7)                .9
 Mr. Lukens has served as Senior Vice
 President of the Company and Senior
 Vice President and Senior Lending Officer
 of the Bank since June, 1992.  Prior to
 June, 1992, he served as a Credit Officer
 at National Westminster Bank.

All directors and executive officers
as a group (11 persons)            --             849,929(8)              32.8%

-----------------------
(1) Unless otherwise indicated, each person effectively exercises sole (or shared with spouse) voting and dispositive power as to the shares reported.
(2) Includes 13,150 shares that may be acquired pursuant to the exercise of options.
(3) Includes 3,316 shares owned of record by Mr. Rus' wife, 78,625 shares that may be acquired pursuant to presently exercisable stock options, 18,000 shares granted under the 1997 Stock Benefit Plan subject to future vesting but as to which voting may currently be directed, and 24,366 shares allocated to Mr. Rus' account under the Bank's ESOP.
(4) Includes 1,582 shares owned of record by Dr. Anderson's wife.
                               (footnotes continued on next page)

(5) Includes 4,162 shares owned of record by Mr. Kelleher as custodian for minor children.
(6) Includes 52,625 shares that may be acquired pursuant to presently exercisable stock options, and 17,171 shares allocated to Mr. Tansey's account under the Bank's ESOP.
(7) Includes 16,750 shares that may be acquired pursuant to presently exercisable stock options, and 3,899 shares allocated to Mr. Lukens' account under the Bank's ESOP.
(8) Includes 206,162 shares that may be acquired pursuant to presently exercisable stock options, 220,977 shares held by the ESOP, and 146,730 shares owned by Directors Emeritus.

Meetings of the Board of Directors and Committees of the Board

     The Board of Directors of the Company has established an audit committee and a nominating committee. The Bank maintains an audit committee, nominating committee, personnel committee and investment committee. The Chairman, President and Chief
Executive Officer serves as an ex officio member of all committees except the audit committee.

     The Board of Directors of the Company and the Bank met fifteen times during 1997. No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of committee meetings on which he served during 1997.

     The audit committee consists of Messrs. Anderson, Crouse, Johnson and Kelleher, Jr., and meets no less frequently than on a quarterly basis. The audit committee reviews audit performance and evaluates policies and procedures relating to auditing functions and controls. The audit committee met four times in 1997.

     The nominating committee consists of Messrs. Anderson, Crouse, Johnson and Kelleher, Jr., and meets semi-annually to appoint officers and to nominate directors for election by the shareholders. While the committee will consider nominees recommended by shareholders, it has not actively solicited recommendations from shareholders. Nominations by shareholders must comply with certain procedural and informational requirements set forth in the Company's Bylaws. See "Advance Notice of Business to be Conducted at an Annual Meeting."

     The Bank's personnel committee consists of Messrs. Anderson, Crouse, Johnson and Kelleher, Jr. The personnel committee reviews compensation, officer promotions, benefits and other matters of personnel policy and practice. The personnel committee met two times in 1997.

     The Bank's investment committee consists of Messrs. Crouse, Kelleher, Jr., Rus and Tansey, and meets monthly. The investment committee is responsible for establishing investment policies for the Bank.

     In addition, the Bank has a trust committee, conflict of interest committee, mortgage and real estate committee, site and building committee and planning committee, which meet periodically.

Directors' Compensation

     Fees.   Directors of the Bank are paid an annual retainer
fee of $5,000, as well as a fee of $800 per board meeting attended and $200 per committee meeting attended. In addition, Directors are reimbursed for any amount of out-of-pocket expenses incurred in attending meetings. Directors do not receive fees from the Company for services on the Company's Board.

     Director Deferred Compensation Plan. The Bank has restated its deferred compensation plan for non-employee Directors of the
Bank (the "Director Plan").   Under the restated Director Plan, a
participating Director may defer up to 100% of his monthly board fees and/or retainer into the Director Plan. Amounts deferred earn interest at an annual rate of 12%, compounded monthly. At retirement, the benefit under the Director Plan is payable in the form of a monthly annuity for the period set forth in the Director's joinder agreement, generally for 10 years (the "payout period"). In the event of the Director's disability prior to attainment of his benefit eligibility date, the Director may request that the Board permit him to receive an immediate disability benefit equal to the annuitized value of the Director's deferral account, payable monthly over the payout period. In the event of a Director's death prior to attainment of his benefit eligibility date, the Director's beneficiary is entitled to a monthly survivor benefit payable for the payout period. The Director Plan also provides a $10,000 death benefit payable to the executive's beneficiary. Presently, all Directors are participating in the Director Plan.

     Stock Options for Outside Directors. Under the 1993 Stock Option Plan for Outside Directors, each Outside Director of the Company who was an Outside Director of the Company or the Bank at the time of adoption of the Plan, received a non-statutory option to purchase 11,250 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock at the time of the adoption of the plan. To the extent options for shares are available, each subsequent Outside Director will be granted, effective as of the date on which such subsequent Outside Director is qualified and first begins to serve as an Outside Director, a non-statutory stock option to purchase 11,250 shares of Common Stock, or such lesser number of shares as remain in the plan, at an exercise price equal to the then fair market value of the Common Stock. An aggregate of 67,500 shares of Common Stock are reserved for issuance pursuant to the exercise of options granted under the 1993 Stock Option Plan for Outside Directors. Options as to 56,250 shares of Common Stock reserved for issuance under this plan have been granted as of the date of this Proxy Statement. Directors are also eligible to receive option grants under the 1997 Long-Term Incentive Stock Benefit Plan. Each Outside Director has been granted options to purchase an aggregate of 1,900 shares of Common Stock (an option as to 900 shares granted in 1996 and an option as to 1,000 shares granted in 1997) under this plan, with the exercise price equal to the fair market value at the date of grant. Director options may be exercised in whole or in part for a period of ten years from the date of grant or one year following the date the Outside Director ceases to be a Director. The exercise price of a Director's option may be paid in cash or stock.

Executive Compensation

     Summary Compensation Table. The following table sets forth the cash compensation paid by the Bank, for services rendered during the years ended December 31, 1997, 1996 and 1995 to the Chief Executive Officer, and other executive officers of the Bank who received an amount in salary and bonus in excess of $100,000 in the year ended December 31, 1997 (the "Named Executive Officers").



                                          Annual Compensation                Long-Term Compensation

                                                                                 Awards          Payouts

                                                        Other Annual   Restricted    Options/              All Other
     Name and          Year Ended                       Compensation      Stock        SARS       LTIP    Compensation
Principal Position     December 31   Salary(1)    Bonus      (2)          Awards      (#)(4)     Payouts       (5)

Arlyn D. Rus               1997      $207,200     $50,000    $--       $     --             --     $--       $37,306
 Chairman,                 1996       198,750      43,500     --        276,000(3)      16,500(4)   --        33,341
 President and Chief       1995       190,500      33,750     --             --             --      --        32,325
 Executive Officer

Thomas F. Tansey           1997      $141,900     $30,000    $--             --             --     $--       $33,179
 Executive Vice            1996       136,250      26,000     --             --             --      --        29,381
 President, Chief          1995       130,500      20,250     --             --          6,000(4)   --        26,881
 Operating Officer
 and Treasurer

John J. Lukens
 Senior Vice President     1997      $103,750     $18,500     --             --          3,500(5)  $--       $19,570
                           1996        99,000      16,706     --             --          3,000(4)   --        17,239
                           1995        95,000      13,360     --             --             --      --        13,199

____________________________________
(1) Salary amounts for Messrs. Rus and Tansey include directors fees in the amounts of $11,250, $11,250, and $10,500 for the years 1997, 1996, and 1995, respectively.
(2) Perquisites did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus for any of the years. Personal benefits include an automobile provided by the Bank to Messrs. Rus and Tansey, and club membership for Mr. Rus.
(3) Relates to an award as to 18,000 shares of Common Stock granted pursuant to the 1997 Stock Benefit Plan in December, 1996. The market value per share of the Common Stock was $15.33 on the date of grant. Such award vests in six equal installments, although voting may currently be directed, and will be 100% vested upon termination of employment due to death, disability or normal retirement or following a change in control. Pending distribution or forfeiture, the recipient will also receive dividends declared with respect to the shares.
(4) Relates to options granted pursuant to the 1997 Stock Benefit Plan, which options are exercisable in three equal installments commencing December 19, 1997 and are fully exercisable following a change in control.
(5) Relates to an option granted under the 1997 Stock Benefit Plan, which option is exercisable in three equal installments commencing December 19, 1998.
(6) Reflects the Bank's matching contributions to the Employee's Deferred Compensation 401(k) Plan with respect to Mr. Rus in the amounts of $4,570, $4,750, and $4,620, with respect to Mr. Tansey in the amounts of $4,750, $4,750 and $4,620, and with respect to Mr. Lukens in the amounts of $2,997, $2,970 and $2,832 for the years 1997, 1996 and 1995, respectively. Includes the market value of shares at December 31 of each year which have been allocated to the employee's account pursuant to the ESOP during such fiscal year; for Mr. Rus in the amounts of $32,556, $28,591 and $27,705 , for Mr. Tansey in the amounts of $28,429, $24,631 and $22,261, and for Mr. Lukens in the amounts of $16,573, $14,269 and $10,367 for the years 1997, 1996 and 1995, respectively.

Report of the Compensation Committee on Executive Compensation

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its Chief Executive Officer and other executive officers. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. The Chief Executive Officer and other executive officers do not receive compensation from the Company. Consequently, in fulfillment of this requirement, the Compensation Committee of the Bank's Board of Directors has prepared the following report for inclusion in this proxy statement.

     The Compensation Committee annually reviews the performance of the Chief Executive Officer and other executive officers and approves changes to base compensation as well as the level of bonus, if any, to be awarded. In addition, the Compensation Committee determines the budget for salaries for other officers, and reviews the report of the Chief Executive Officer regarding the allocation of compensation of such other officers. In determining whether the base salary of the Chief Executive Officer, Executive Vice President and Senior Vice President should be increased, the budget for other officers and whether to approve the Chief Executive Officer's allocation of such amounts, the Compensation Committee takes into account individual performance, performance of the Company, the size of the Company and the complexity of its operations. In evaluating changes to compensation, the Compensation Committee uses the 1997 Northeast Banking Industry Compensation Industry Survey developed by KPMG Peat Marwick for purposes of determining the competitive market for compensation paid to top executives of thrifts with total assets in the range of the Company's total asset size and performance results comparable to those of the Company.

     While the Compensation Committee does not use strict numerical formulas to determine changes in compensation for the Chief Executive Officer, Executive Vice President and Senior Vice President, and while it weighs a variety of different factors in its deliberations, it has emphasized and will continue to emphasize earnings, profitability, capital position and income level, and return on average shareholder's equity as factors in setting the compensation of the Chief Executive Officer, Executive Vice President and Senior Vice President. In this regard, net income increased by 25.7% in the aggregate, and 21.3% on a per share (diluted) basis, in 1997 compared to 1996, return on average equity was 13.1% in 1997 compared to 11.7% in 1996, an increase of 12.1%, and shareholders' equity increased 9.2% in the aggregate while book value per share increased $.56, or 4.5% in 1997 compared to 1996. Other non-quantitative factors considered by the Compensation Committee included general management oversight of the Bank, the quality of communication with the Board of Directors, and the productivity of employees. Finally, the Compensation Committee considered the standing of the Bank with customers and the community, as evidenced by the level of customer/community complaints and compliments. While each of the quantitative and non-quantitative factors described above was considered by the Compensation Committee, such factors were not assigned a specific weight in evaluating the performance of the Chief Executive Officer, Executive Vice President and Senior Vice President. Rather, all factors were considered, and based upon the effectiveness of such officers in addressing each of the factors, and the range of compensation paid to officers of other institutions, the Compensation Committee approved an increase in the base salary of the Chief Executive Officer, Executive Vice President and Senior Vice President. On the basis of the foregoing, the Compensation Committee approved salary increases totaling $64,650 for the Bank's 25 officers, bringing fiscal 1998 total base compensation for all officers to $1,602,600. Also the Compensation Committee approved short-term incentive awards (cash bonuses) totaling $216,475 to 26 officers, with $98,500 awarded to Named Executive Officers, including

$50,000 to the Chief Executive Officer.  Stock options totaling
17,600 shares of Common Stock were granted to 12 officers, with options as to 3,500 shares of Common Stock granted to a Named
Executive Officer.

     This report has been provided by the Compensation Committee consisting of outside Directors: William T. Kelleher, Jr.,
William T. Anderson, M.D., William W. Crouse and Peter S.
Johnson.

     Stock Performance Graph. The following graph compares the cumulative total return including dividends on (a) the Company's Common Stock for the five year period ended December 31, 1997,
(b) stocks including in the Nasdaq Total Return Index for the five year period ended December 31, 1997, and (c) stocks included in the SNL Thrift Index for the five year period ended December 31, 1997.


                             [GRAPH]


     Employment Agreements. The Company and the Bank entered into amended employment agreements with Arlyn D. Rus, Chairman, President and Chief Executive Officer, and Thomas F. Tansey, Executive Vice President, Chief Operating Officer and Treasurer, in January 1990. The employment agreements each provided for a five-year term. Commencing on the third anniversary date of each agreement and continuing each anniversary date thereafter, unless prior notice of non-renewal is given, each agreement automatically extends for an additional year so that the remaining term shall be three years. The current base salary under the agreements, which may be increased at the discretion of the Board of Directors, is $202,500 for Mr. Rus and $135,000 for Mr. Tansey. In addition to the base salary, each agreement provides, among other things, for participation in stock option plans and other fringe benefits applicable to executive personnel.

     Each agreement provides for termination by the Company and the Bank for "cause," as defined in the agreements, at any time. In the event the Company and the Bank choose to terminate the executive's employment for reasons other than for cause, or in the event of their resignation from the Company and Bank upon failure to re-elect them to their current offices or because of a material lessening of their functions, duties or responsibilities, or in the event of a liquidation, dissolution, consolidation, or merger in which the Company or Bank is not the resulting institution, or upon breach of the agreement by the Company or the Bank, the officer or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment equal to the greater of (i) thirty-six times his highest monthly rate of compensation or (ii) the payments owed for the remaining term of the agreement. If termination of employment follows a change in control of the Company, as defined in the agreements, each officer would be entitled to a severance payment equal to thirty-six times the highest monthly compensation paid to him under the contract plus a "special retirement benefit." The special retirement benefit would be an additional payment in an amount intended to compensate the officer for reduced retirement benefits under the Bank's pension plan in the event of his termination following a change of control. The change of control severance payment to Mr. Rus and Mr. Tansey, based on the annual compensation and special retirement benefit, would be $907,905 and $881,241 respectively. The Bank and the Company have agreed to indemnify the officers for the amount of any excise tax imposed on such payments under Section 280G of the Internal Revenue Code of 1986. The agreements also permit Mr. Rus and Mr. Tansey to terminate their employment voluntarily and receive a severance payment equal to the highest annual rate of compensation paid to the officer under such agreement for a one-year period or until he obtains other employment, if earlier.

     Special Termination Agreement.   The Company has entered
into a thirty-six month special termination agreement with John
J. Lukens, Senior Vice President. The agreement renews for an additional month at the end of each month so that the term of the agreement continues to be thirty-six months unless prior written notice of non-extension is given. The agreement provides that at any time following a change in control of the Company as defined therein, should the Company or the Bank terminate the executive's employment with the Company or the Bank, for any reason other than "cause," or if the executive terminates his employment following a demotion, loss of title, office, significant authority, a reduction in annual compensation, or relocation of his principal place of employment, he would be entitled to receive a payment in an amount equal to the product of (a) the monthly rate of base annual salary paid to him by the Company and the Bank immediately prior to his termination, times (b) the number of months remaining under the agreement. Upon termination for cause, no payments or benefits are due to the executive; however, if termination of employment following a change in control is purported to be for cause, which is disputed, the Company shall continue to provide the executive with salary and other benefits and the dispute shall be settled by arbitration. If cause is determined in arbitration to have existed, the executive shall return cash payments made to him.

     The executive would also be entitled to the continuation of life, health and disability insurance coverage maintained by the Bank at the time of such termination for the earlier of the expiration of the number of months remaining under the agreement or his employment by another employer. If a change in control were to occur, and assuming it occurred on December 31, 1997 followed by the termination of Mr. Lukens' employment, the aggregate cash amount payable to him under the special termination agreement as severance payments in addition to other non-cash benefits provided for under the agreement would have been approximately $311,250.

     Retirement Plan. The Bank maintains and funds a tax-qualified, non-contributory defined benefit pension plan for its employees, which is administered by the Retirement System Group Inc. All full-time employees aged twenty-one (21) or older who have completed at least one year of service participate in the plan. The plan provides an annual benefit payable at age 65 equal to two percent of the employee's "average annual salary" (the average of the highest three years base salary) multiplied by credited service, up to a maximum of thirty (30) years, and reduced by a portion of the employee's primary Social Security benefit. The maximum annual benefit is 60% of the average annual salary, reduced by a portion of the employee's primary social security benefit. The table below presents annual benefits under the retirement plan assuming retirement during 1997, at various levels of compensation and years of credited service. At December 31, 1997, Messrs. Rus, Tansey and Lukens had 35, 15, and 5 years of credited service, respectively, under this retirement plan.


                         Amount of Annual Retirement Benefit
                         With Credited Service (in Years) of:

Annual Compensation         15        20         25         30

      $100,000            26,021    34,695     43,369     52,042
       120,000            32,021    42,695     53,369     64,042
       140,000            38,021    50,695     63,369     76,042
       160,000            44,021    58,695     73,369     88,042
       180,000            50,021    66,695     83,369    100,042
       200,000            56,021    74,695     93,369    112,042
       220,000            62,021    82,695    103,369    130,000


     Compensation covered by the retirement plan is salary (before reducing such compensation pursuant to a deferral election of the employee under any plan of the Bank established in accordance with the provisions of Section 401(k) or Section 125 of the Internal Revenue Code of 1986) received from the Bank, excluding bonuses, overtime, commissions, director's fees or other forms of special compensation. Under the Code, the maximum annual compensation which may be taken into account for calculating contributions under qualified defined benefit plans is $160,000, and the maximum annual benefit payable under the retirement plan is $130,000 (in each case as adjusted from time to time by the Internal Revenue Service).

     Supplemental Executive Retirement Plan. The Bank has restated its two non-tax qualified retirement plans for certain of its executives ("SERP"). The SERP supplements the benefit available to the Bank's named executive officers (i.e., Messrs. Rus, Tansey and Lukens) under the Bank's tax-qualified plans, i.e., the Retirement Plan, 401(k) Plan and ESOP. The SERP is designed to provide a benefit (less the benefits estimated to be provided under the Bank's tax-qualified plans) that is equal to a percentage of the executive's final salary (75% in the case of Mr. Rus and Mr. Tansey, 60% in the case of Mr. Lukens). The benefit is payable over a period of 15 years. In the case of an executive's involuntary termination of employment for any reason (other than for cause, death or disability) or voluntary termination of employment within 36 months of a change in control and following (i) a material change in the executive's functions, duties or responsibilities which would cause the executive's position to become one of lesser responsibility, importance or scope, (ii) a relocation of the executive's principal place of employment by more than 30 miles, or (iii) a material reduction in the executive's perquisites or benefits, the executive is entitled to a benefit payable at his benefit age designated in his joinder agreement ("Benefit Age") equal to the full retirement benefit that he would have received had he remained in the employ of the Bank and retired at his Benefit Age. In the event of the executive's termination of employment due to disability, the executive may request to receive an immediate disability benefit, in lieu of a retirement benefit, and such benefit will be payable within 30 days following board of director's approval of the executive's request, in a lump sum.
In the event of the executive's death while employed, the SERP provides a survivor's benefit equal to the benefit payable to the executive as if the executive remained employed until his Benefit Age. The SERP also provides a $10,000 death benefit payable to the executive's beneficiary. In the event that the executive makes a timely election, he can receive his retirement benefit in a lump sum instead of an annuity. The Bank has established a rabbi trust which has purchased life insurance policies on the executive's life in order to ensure that the Bank can satisfy its obligation under the SERP. The Bank makes annual contributions in an amount equal to the expense accrual under the SERP, into a secular trust for the benefit of each executive. Amounts accrued prior to the restatement of the SERP were transferred to the secular trust. The estimated pre-tax benefit payable annually upon retirement at the executive's benefit eligibility date is $95,374, $47,374 and $31,658 for Messrs. Rus, Tansey and Lukens, respectively. The Bank's contributions with respect to the SERP for 1997 were $61,974, $17,981 and $5,023 for Messrs. Rus, Tansey and Lukens, respectively.

     Incentive Stock Option Plans. The Board of Directors of the Company has established stock option plans which provide discretionary awards to its officers and key employees. The grant of awards to employees under the option plans is determined by a committee of the Board of Directors consisting of "Non-Employee" directors (the "Option Plan Committee").

     Set forth in the table that follows is information relating to options granted under the Stock Option Plans to the Named
Executive Officers during 1997.


                                                                                  Potential Realizable
                                                                                    Value at Assumed
                                                                                 Annual Rates of Stock
                                                                                 Price Appreciation for
                             Individual Grants                                         Option Term

                                        Percent of Total
                                        Options Granted
                                        to Employees in   Exercise or  Expiration
Name                  Options Granted        FY 1996       Base Price     Date       5%        10%

Arlyn D. Rus                  --                 --%         $--           --      $--        $--
Thomas F. Tansey              --                 --%         $--           --      $--        $--
John J. Lukens             3,500(1)            19.9%         $27.25     12/19/08   $ 59,981   $152,003

____________________________________
(1 ) These options become exercisable in three equal installments commencing December 19, 1998.


     Set forth below is certain information concerning options outstanding to the Named Executive Officers at December 31, 1997 and the options exercised by Named Executive Officers during 1997.


                                          AGGREGATED OPTION EXERCISES IN LAST FICSAL YEAR AND
                                                      FISCAL YEAR-END OPTION VALUES

                                                   Number of Unexercised        Value of Unexercised In-
                                                         Options at               The-Money Options at
                                                       Fiscal Year-End             Fiscal Year-End(1)

                  Shares Acquired     Value
Name               Upon Exercise     Realized     Exercisable/Unexercisable(#)  Exercisable/Unexercisable($)

Arlyn D. Rus             56,250       $937,500           78,625/11,000              $1,595,703/$139,370
Thomas F. Tansey         33,750        562,500           52,625/4,000               $1,085,934/$50,680
John J. Lukens           --             --               16,750/5,500                 $355,705/$27,965

(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1997, at which date the last sale price of the Common Stock as quoted on the Nasdaq National Market was $28.00.

Transactions With Certain Related Persons

     The Bank offers residential mortgage loans and consumer loans to its employees in the ordinary course of business and at a preferred rate, which is 1/2% below the rate otherwise charged. The Bank requires that an eligible employee have been with the Bank for a minimum of one year. If the employee no longer works for the Bank, the rate charged is increased to the market rate in effect at the inception of the loan. The Bank also charges eligible employees 1/2% percentage point less than the origination fee normally charged to its customers on loans.
Prior to November 1996, the Bank was not permitted under federal banking laws to make loans on preferential terms to executive
officers or directors.   All loans made by the Bank to its
employees, executive officers and Directors and their immediate family members and related interests, have been, and will be, made in the ordinary course of business, and except as set forth above, on substantially the same terms as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

     The Bank has utilized the services of the Kelleher & Moore
law firm to provide general legal services during 1997.   William
T. Kelleher, Jr., a Director, is a member of that law firm. During 1997, the Bank paid $84,612 in fees to Kelleher & Moore, and the Bank has and will continue to utilize the services of other law firms.


      PROPOSAL 2 -APPROVAL OF AN AMENDMENT TO THE COMPANY'S
       CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
              OF AUTHORIZED SHARES OF COMMON STOCK

     The Company is currently authorized to issue 3,500,000 shares of Common Stock, par value $.01 per share. The Company's Board of Directors recommends that the Company's shareholders approve an amendment (the "Amendment") to the Company's Certificate of Incorporation that would increase the number of authorized shares of the Company's Common Stock from 3,500,000 shares to 6,500,000 shares. The number of authorized shares of preferred stock will remain at 2,000,000 shares. If the Amendment is approved by the Company's shareholders, ARTICLE FOURTH, Paragraph A of the Company's Certificate of Incorporation will read as follows:

 FOURTH:  A.   The total number of shares of all classes of stock
which the Corporation shall have authority to issue is eight million five hundred thousand (8,500,000) consisting of:

     1. Two million (2,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and

     2. Six million five hundred thousand (6,500,000) shares of Common Stock, par value one cent ($.01) per share (the "Common
Stock").

     The Company proposes to increase the number of authorized shares of its Common Stock to 6,500,000 shares to provide additional shares for general corporate purposes, including stock dividends and splits, raising additional capital, issuances pursuant to employee and shareholder stock plans and possible future acquisitions. There are no present plans, understandings, or agreements for issuing a material number of additional shares of Common Stock from the currently authorized shares of Common Stock or the additional shares of stock proposed to be authorized pursuant to the Amendment. The Board of Directors believes that an increase in the total number of shares of authorized Common Stock will better enable the Company to meet its future needs.

     The Company's issuance of shares of Common Stock, including the additional shares that will be authorized if the proposed Amendment is adopted, could be used to dilute the present equity ownership position of current holders of Common Stock and may be made without shareholder approval. The additional authorized but unissued shares of the Company's Common Stock that would become available if the Amendment is approved could be used to make a change in control of the Company more difficult and expensive. Under certain circumstances, such shares could be used to create impediments or to frustrate persons seeking to cause a takeover or to otherwise gain control of the Company. Such shares could be sold to purchasers who might side with the Board in opposing a takeover bid that the Board determines not to be in the best interests of the Company and its shareholders. Although the purpose of seeking an increase in the number of authorized shares of Common Stock is not intended for antitakeover purposes, SEC rules require disclosure of existing provisions in the Company's Certificate of Incorporation and bylaws which could have an antitakeover effect. These include provisions: (a) limiting voting rights of beneficial owners of more than 10% of the Common Stock; (b) permitting directors to be removed during their term only for cause and upon the vote of 80% of the shareholders; (c) allowing the Board exclusively to determine the number of directors; (d) providing for the election of directors on a staggered-term basis; (e) requiring an 80% shareholder vote for certain mergers and other business combinations which have not received the approval of a majority of the Disinterested Directors (as defined); (f) requiring any shareholder who intends to nominate a candidate for election to the Board of Directors or to raise new business at a shareholder meeting, to give 90 days advance notice to the Secretary of the Company; (g) allowing special meetings of shareholders to be called only by the Board of Directors; (h) requiring shareholder action to be effected at an annual or special meeting but not by the written consent of shareholders; and (i) requiring an 80% shareholder vote to alter, amend, or repeal the Bylaws.

     The Board of Directors believes that, as proposed, the approval of the Amendment is in the best interests of the shareholders of the Company. Approval of this proposal requires a vote in favor of the Amendment by the holders of a majority of the Company's outstanding shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE
THE COMPANY'S AUTHORIZED SHARES OF COMMON STOCK.

          PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT
                     OF INDEPENDENT AUDITORS

     The Company's independent auditors for the year ended December 31, 1997 were KPMG Peat Marwick LLP. The Company's Board of Directors has reappointed KPMG Peat Marwick LLP to continue as independent auditors for the Company for the year ending December 31, 1998, subject to ratification of such appointment by the shareholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE
INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER
31, 1998.

        SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     To be considered for inclusion in the Company's proxy statement in connection with the annual meeting of shareholders to be held following the year ending December 31, 1998, a shareholder proposal must be received by the Secretary of the Company, at the address set forth on the first page of this Proxy Statement, no later than November 25, 1998. Any shareholder proposal submitted to the Company will be subject to SEC Rule 14a-8 under the Exchange Act.

           ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED
                      AT AN ANNUAL MEETING

     The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the shareholder must give written notice to the Secretary of the Company not less than ninety (90) days before the date fixed for such meeting, provided, however, that in the event that less than one hundred
(100) days notice or prior public disclosure of the date of the meeting is given or made, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder's name, record address, and number of shares owned by the shareholder, and describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. The date on which the 1999 Annual Meeting of Shareholders is expected to held is April 28, 1999. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the 1999 Annual Meeting must be given to the Company by January 28, 1999.

                              By Order of the Board of Directors


                              /s/ Helen J. Frangelli
                              -------------------------------
                              Helen  J. Frangelli
                              Secretary

Bridgewater, New Jersey
March 25, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE
REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                      RARITAN BANCORP INC.
                 ANNUAL MEETING OF SHAREHOLDERS
                         April 22, 1998

The undersigned hereby appoints William T. Kelleher, Jr. and Thomas F. Tansey, or either of them with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of Raritan Bancorp Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Raritan Valley Country Club, State Highway 28, Somerville, New Jersey on Wednesday, April 22, 1998 at 10:00 a.m., New Jersey time and at any adjournments thereof. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR proposals 1, 2 and 3. If any other business is presented at the meeting, this proxy will be voted by the proxy holders in their discretion.

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be terminated and of not further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting and of a Proxy Statement dated March 25, 1998.

This Proxy is continued and to be signed on the reverse side.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for proposals 1, 2 and 3.

                                         FOR    WITHHELD

1. The election as directors of all      /  /       /  /
   nominees listed below (except as
   marked to the contrary below)

   Peter S. Johnson
   Arlyn D. Rus


INSTRUCTION:  To withhold your
vote for one or more nominees,
write the name of the nominee(s)
on the line below.
                                         FOR    AGAINST   ABSTAIN
2. The approval of an amendment to       /  /     /  /      /  /
   the Company's Certificate of
   Incorporation to increase the
   number of authorized shares of
   Common Stock.

                                         FOR    AGAINST   ABSTAIN
3. The ratification of the appointment   /  /     /  /       /  /
   of KPMG Peat Marwick LLP as auditors
   for the fiscal year ending December
   31, 1998.


                              /  / Check Box if You Plan
                                   to Attend Annual Meeting


                              PLEASE DATE

                              -----------------------------------
                              Date

                              -----------------------------------
                              Signature

                              -----------------------------------
                              Signature if held jointly


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Please complete, sign and date this proxy and return it promptly in the enclosed postage-prepaid envelope.